Exhibit 3.2
RESTATED BY-LAWS OF
CROSS SHORE ACQUISITION CORPORATION
(A Delaware Corporation)
ARTICLE I
Offices
          SECTION 1. Registered Office. The registered office of the Corporation within the State of Delaware shall be in the City of Wilmington, County of New Castle.
          SECTION 2. Other Offices. The Corporation may also have an office or offices other than said registered office at such place or places, either within or without the State of Delaware, as the Board of Directors shall from time to time determine or the business of the Corporation may require.
ARTICLE II
Meetings of Stockholders
          SECTION 1. Place of Meetings. All meetings of the stockholders for the election of directors or for any other purpose shall be held at any such place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of meeting or in a duly executed waiver thereof.
          SECTION 2. Annual Meeting. The annual meeting of stockholders, shall be held at such date and time as shall be designated from time to time by the Board of Directors and stated in the notice of meeting or in a duly executed waiver thereof. At such annual meeting, the stockholders shall elect, by a plurality vote, a Board of Directors and transact such other business as may properly be brought before the meeting.
          SECTION 3. Special Meetings. Special meetings of stockholders, unless otherwise prescribed by statute, may be called at any time by the Board of Directors or the Chairman of the Board, if one shall have been elected, or the President and shall be called by the Secretary upon the request in writing of a stockholder or stockholders holding of record at least 50 percent of the voting power of the issued and outstanding shares of stock of the Corporation entitled to vote at such meeting.
          SECTION 4. Notice of Meeting. Except as otherwise expressly required by statute, written notice of each annual and special meeting of stockholders stating the date, place and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder of record entitled to vote thereat not less than ten nor more than sixty days before the date of the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. Notice shall be given personally or by mail and, if by mail, shall be sent in a postage prepaid envelope, addressed to the stockholder at his address as it appears on the records of the Corporation.

Notice by mail shall be deemed given at the time when the same shall be deposited in the United States mail, postage prepaid. Notice of any meeting shall not be required to be given to any person who attends such meeting, except when such person attends the meeting in person or by proxy for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, or who, either before or after the meeting, shall submit a signed written waiver of notice, in person or by proxy. Neither the business to be transacted at, nor the purpose of an annual or special meeting of stockholders need be specified in any written waiver of notice.
          SECTION 5. List of Stockholders. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city, town or village where the meeting is to be held, which place shall be specified in the notice of meeting, or, if not specified, at the place where the meeting is to be held. The list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.
          SECTION 6. Quorum, Adjournments. The holders of a majority of the voting power of the issued and outstanding stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented by proxy at any meeting of stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented by proxy. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than thirty days, or, if after adjournment a new record date is set, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
          SECTION 7. Organization. At each meeting of stockholders, either the Chairman of the Board or the President may act as chairman of the meeting. The Secretary or any person whom the chairman of the meeting shall appoint as secretary of the meeting shall act as secretary of the meeting and keep the minutes thereof. The chairman of the meeting shall have the right to adopt and enforce rules for the conduct of the meeting, including, without limitation, determinations with regard to the validity of proxies submitted in respect of the matters to be voted upon at the meeting, the appointment of a secretary of the meeting to keep the minutes thereof and the adjournment of the meeting to a later date as determined by the chairman in his or her sole discretion, in each case only to the extent such rules of conduct adopted by the chairman are not prohibited under the Delaware General Corporation Law.
          SECTION 8. Order of Business. The order of business at all meetings of the stockholders shall be as determined by the chairman of the meeting.

          SECTION 9. (a) Voting. Except as otherwise provided by statute or the Certificate of Incorporation and subject to the provisions set forth in paragraph (b) below, each stockholder of the Corporation shall be entitled at each meeting of stockholders to one vote for each share of capital stock of the Corporation standing in his name on the record of stockholders of the Corporation:
               (i) on the date fixed pursuant to the provisions of Section 7 of Article V of these By-Laws as the record date for the determination of the stockholders who shall be entitled to notice of and to vote at such meeting; or
               (ii) if no such record date shall have been so fixed, then at the close of business on the day next preceding the day on which notice thereof shall be given, or, if notice is waived, at the close of business on the date next preceding the day on which the meeting is held.
     Subject to the provisions set forth in paragraph (b) below, each stockholder entitled to vote at any meeting of stockholders may authorize another person or persons to act for him by a proxy signed by such stockholder or his attorney-in-fact, but no proxy shall be voted after three years from its date, unless the proxy provides for a longer period. Any such proxy shall be delivered to the secretary of the meeting at or prior to the time designated in the order of business for so delivering such proxies. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the issued and outstanding stock of the Corporation entitled to vote thereon, present in person or represented by proxy, shall decide any question brought before such meeting, unless the question is one upon which by express provision of statute or of the Certificate of Incorporation or of these By-Laws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Unless required by statute, or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by his proxy, if there by such proxy, and shall state the number of shares voted.
          (b) Notification of Certain Interests in Stock, etc. The provisions of this paragraph (b) shall apply from the date of initial admission of any “Relevant Corporation Stock” (as hereinafter defined) to trading on the Alternative Investment Market of the London Stock Exchange plc, and shall terminate as of any subsequent date that there is no Relevant Corporation Stock admitted to trading on said market or any successor market thereto, provided that as of the date of such termination the Corporation is subject to periodic reporting requirements under the US Securities Exchange Act of 1934, as amended.
          Part A. Notification to Corporation of Interest in Relevant Corporation Stock.
          Where a stockholder:
               (i) knows that he has acquired an interest in Relevant Corporation Stock or that any other person has acquired an interest in Relevant Corporation Stock of which he is a registered holder, or ceases to be interested in Relevant Corporation Stock or knows that any other person has ceased to be interested in Relevant Corporation Stock of which he is the registered holder (whether or not retaining an interest in other Relevant Corporation Stock); or

               (ii) becomes aware that he has acquired an interest in Relevant Corporation Stock or that any other person has acquired an interest in Relevant Corporation Stock of which he is a registered holder, or becomes aware that he has ceased to be interested in Relevant Corporation Stock or that any other person has ceased to be interested in Relevant Corporation Stock of which he is the holder of record; or
               (iii) other than in circumstances within sub-Part A(i) or A(ii) of this section 9:
1.	is aware at the time when it occurs of any change of circumstances affecting facts relevant to the application of this section 9 to an existing interest of his in Relevant Corporation Stock or an existing interest of any other person in Relevant Corporation Stock of which he is the registered holder, or

2.	otherwise becomes aware of any such facts (whether or not arising from any such change of circumstances), then he shall become obliged to notify the Corporation of (A) his interests (if any), in Relevant Corporation Stock and (B) to the extent he is lawfully able to do so, the interests of any other person in Relevant Corporation Stock of which he is the registered holder and, in the case of (B) only, shall use his reasonable endeavors to procure that such person notifies his interests in Relevant Corporation Stock to the Corporation.
               (iv) A stockholder shall notify the Corporation of his interests (if any) in Relevant Corporation Stock if:
1.	he has a notifiable interest immediately after the relevant time, but did not have such an interest immediately before that time;

2.	he had a notifiable interest immediately before the relevant time, but does not have such an interest immediately after it; or

3.	he had a notifiable interest immediately before the relevant time, and has such an interest immediately after it, but the percentage levels of his interest immediately before and immediately after that time are not the same so that his interest is in a different percentile above 3%.
               (v) A stockholder shall, to the extent he is lawfully able to do so, notify the Corporation of the interests of any other person in the Relevant Corporation Stock of which he is the registered holder and use his reasonable endeavors to procure that such person makes such notification to the Corporation if:
1.	such person has a notifiable interest immediately after the relevant time, but did not have such an interest immediately before that time; or

2.	such person had a notifiable interest immediately before the relevant time, but not such an interest immediately after it; or

3.	such person had a notifiable interest immediately prior to the relevant time, and such an interest immediately after it, but the percentage levels of his interest immediately before and immediately after that time are not the same.
          In furtherance, but not in limitation, of the foregoing, each stockholder shall be required, in connection with casting a vote on any matter submitted to a stockholder vote or appointing a proxy to cast such a vote, to certify that he has complied with his obligations under this
Section 9 or to provide any notification then required thereunder. Unless otherwise resolved by the Board of Directors, any stockholder failing to provide such certification or notice shall be deemed not to have properly cast a vote or appointed a proxy and such vote or proxy appointment shall be disregarded for purposes of determining the number of shares voted on the matter.
               (vi) Any notification required by Parts A(i), A(ii) or A(iii) of this section 9 must be made in writing to the Corporation within the period of 2 days next following the day on which that obligation arises.
               (vii) The notification shall specify the class or series of the Corporation’s stock to which it relates, the class and series of class to which it relates, the type of other warrant, option or derivative security or right to which it relates (if applicable) and must also:
1.	state the number of shares of stock in that class or series of the Corporation’s stock in which the person making the notification knows he (or any other relevant person) had interests immediately after the time when the obligation arose; or

2.	in case where the person making the notification (or any other relevant person) no longer has a notifiable interest in shares of stock in that class or series of the Corporation’s stock, state that he (or that person) no longer has that interest.
               (viii) A notification (other than one stating that a person no longer has a notifiable interest) shall include the following particulars, so far as known to the person making the notification at the date when it is made:
1.	the identity of each registered holder of shares of stock to which the notification relates and the number of such shares of stock held by each of them; and

2.	the nature of the relevant interests in such shares of stock.
               (ix) A person who has an interest in Relevant Corporation Stock or knows or becomes aware that any other person has an interest in Relevant Corporation Stock of which he is the registered holder, that interest being notifiable, shall notify (and, if applicable, use his reasonable endeavours to procure that such other person shall notify) the Corporation in writing:
1.	of any particulars in relation to those shares of stock which are specified in Part A(x); and

2.	of any change in those particulars,

          of which in either case he becomes aware at any time after any interest notification date and before the first occasion following that date on which he comes under any further obligation of disclosure with respect to his interest in that class or series of the Corporation’s stock. A notification required under this Part A(xi) shall be made within the period of 2 days next following the day on which it arises. The reference to an “interest notification date,” in relation to a person’s interest in Relevant Corporation Stock, is to either (A) the date of any notification made or procured by him with respect to his or any other person’s interest under this Part or (B) where he has failed to make or use his reasonable endeavors to procure a notification, the date on which the period allowed for making it came to an end.
               (x) A person who at any time has an interest in stock which is notifiable is to be regarded under Part A(xi) as continuing to have a notifiable interest in them unless and until the registered holder of the shares of stock in question comes under obligation to make or use his reasonable endeavors to procure a notification stating that he (or any other relevant person) no longer has such an interest in those shares of stock.
               (xi) Where a person authorizes another (the “agent”) to acquire or dispose of, on his behalf, interests in Relevant Corporation Stock, he shall secure that the agent notifies him immediately of acquisitions or disposals effected by the agent which will or may give rise to any obligation of disclosure imposed on him by this Part with respect to his interest in that class or series of the Corporation’s stock.
          Part B. Definitions. For purposes of this section 9, the following definitions shall apply as follows:
               (i) “Relevant Corporation Stock” means: (A) the total of the par value of the Corporation’s issued shares of all classes of stock carrying rights to vote in all circumstances at annual, special or any other meetings of the stockholders or to take action by written consent in lieu of meeting; and (B) the total of the Corporation’s issued warrants to purchase shares of the Corporation’s stock, and, for the avoidance of doubt: (C) references to Relevant Corporation Stock are to issued shares and warrants taken separately; and (D) where the Corporation has issued various classes of stock or warrants, references to Relevant Corporation Stock are to the par value of all issued shares of stock, or the total of the issued warrants, for each such class taken separately;
               (ii) “interest” or “interested” means, in relation to the Relevant Corporation Stock, any interest of any kind whatsoever (whether direct, indirect or otherwise) in any stock comprised therein (disregarding any restraints or restrictions to which the exercise of any right attached to the interest in the share of stock is, or may be, subject) and without limiting the meaning of “interest” a person shall be taken to have an interest in a share of stock if:
1.	he enters into a contract for its purchase by him (whether for cash or other consideration); or

2.	not being the registered holder, he is entitled to exercise any right conferred by the holding of the stock or is entitled to control the exercise or non-exercise of any such right; or

3.	he is a beneficiary of a trust where the property held in trust includes an interest in the stock; or

4.	otherwise than by virtue of having an interest under a trust, he has a right to call for delivery of the stock to himself or to his order; or

5.	otherwise than by virtue of having an interest under a trust, he has a right to acquire an interest in the stock or is under an obligation to take an interest in the stock; or

6.	he has a right to subscribe for the stock.
whether in any case the contract, right or obligation is absolute or conditional, legally enforceable or not and evidenced in writing or not, and it shall be immaterial that a share in which a person has an interest is unidentifiable;
               (iii) a person who has an interest in stock that is part of the Relevant Corporation Stock has a “notifiable interest” at any time when the aggregate par value of the stock in which he has such interests is equal to or more than 3 per cent (3%) of the par value of that class or series of the Corporation’s stock;
               (iv) a person is taken to be interested in any shares of stock in which his spouse or any infant child or step-child of his is interested; and “infant” means a person under the age of 18 years;
               (v) a person is taken to be interested in shares of stock if any corporation, person, partnership, limited partnership, limited liability company, trust or other any other entity is interested in them and:
1.	that entity or its directors are accustomed to act or required to act in accordance with that person(s) directions or instructions; or

2.	that person is entitled to exercise or control the exercise of one-third or more of the voting power at general meetings of that entity,

3.	PROVIDED THAT (A) where a person is entitled to exercise or control the exercise of one-third or more of the voting power at general meetings of an entity and that entity is entitled to exercise or control the exercise of any of the voting power at general meetings of another entity (“the effective voting power”) then, for purposes of this section 9, subPart A(v)(2) above, the effective voting power is taken as exercisable by that person and (B) for purposes of this sub-Part A(v)(3), a person is entitled to exercise or control the exercise of voting power if he has a right (whether subject to conditions or not, whether presently or in the future) the exercise of which would make him so entitled or he is under an obligation (whether or not so subject) the fulfillment of which would make him so entitled.
               (vi) “percentage level,” means the percentage figure found by expressing the aggregate par value of all the stock in the class or series of the Corporation’s stock concerned in which the person has interests immediately before or (as the case may be)

immediately after the relevant time as percentage of the par value of that class or series of the Corporation’s stock and rounding that figure down, if it is not a whole number, to the next whole number. Where the par value of that class or series of the Corporation’s stock is greater immediately after the relevant time than it was immediately before, the percentage level of the person’s interest immediately before (as well as immediately after) that time is determined by reference to the larger amount.
               (vii) “relevant time” means:
1.	in a case within the meaning of sub-Parts A(i) or A(iii)(1) of this Section 9, the time of the relevant event or change of circumstances; and

2.	in a case within the meaning of Part A(ii) or Part A(iii)(2) of this Section 9, the time at which the person became aware of the facts in question.
          Part C. Power of the Corporation to Investigate Interests in Stock.
               (i) The Corporation may by notice in writing request any person whom the Corporation knows or has reasonable cause to believe to be or, at any time during the 3 years immediately preceding the date on which the notice is issued, to have been interested in Relevant Corporation Stock:
1.	to confirm that fact or (as the case may be) to indicate whether or not it is the case; and

2.	where he holds or has during that time held an interest (whether or not notifiable) in Relevant Corporation Stock, to give such further information as may be requested in accordance with Part C(ii) below.
               (ii) A notice under Part C(i) may request the person to whom it is addressed:
1.	to give particulars of his own past or present interest in Relevant Corporation Stock (held by him at any time during the 3-year period mentioned in Part C(i));

2.	where the interest is a present interest and any other interest in the shares of stock subsists or, in any case, where another interest in the shares of stock subsisted during that 3-year period at any time when his own interest subsisted, to give (so far as is within his knowledge) such particulars with respect to that other interest as may be requested by the notice including, without limitation, of the identity of persons interested in the shares of stock in question;

3.	where his interest is a past interest, to give (so far as is within his knowledge) particulars of the identity of the person who held that interest immediately upon his ceasing to hold it.
               (iii) A notice under Part C(i) shall request any information given in response to the notice to be given in writing within such time as may be specified in the notice, being a period of not less than 14 days following service thereof.

               (iv) This Part applies in relation to a person who has or previously had, or is or was entitled to acquire, a right subscribed for shares of stock in the Corporation which would on issue be Relevant Corporation Stock as it applies in relation to a person who is or was interested in Relevant Corporation Stock; and references above in this section to an interest in Relevant Corporation Stock and to shares of Relevant Corporation Stock are to be read accordingly in any case as including respectively any such right and shares which would on issue be Relevant Corporation Stock.
          SECTION 10. Inspectors. The Board of Directors may, in advance of any meeting of stockholders, appoint one or more inspectors to act at such meeting or any adjournment thereof. If any of the inspectors so appointed shall fail to appear or act, the chairman of the meeting shall, or if inspectors shall not have been appointed, the chairman of the meeting may, appoint one or more inspectors. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors shall determine the number of shares of capital stock of the Corporation outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the results, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the chairman of the meeting, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them. No director or candidate for the office of director shall act as an inspector of an election of directors. Inspectors need not be stockholders.
          SECTION 11. Action by Consent. Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, by any provision of statute or of the Certificate of Incorporation or of these By-Laws, the meeting and vote of stockholders may be dispensed with, and the action taken without such meeting and vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation entitled to vote thereon were present and voted.
ARTICLE III
Board of Directors
          SECTION 1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or the Certificate of Incorporation directed or required to be exercised or done by the stockholders.
          SECTION 2. Number, Qualifications, Election and Term of Office. The Board of Directors shall consist of not less than one (1) nor more than eleven (11) directors, the exact number of which shall be fixed from time to time by the Board of Directors. Thereafter, the number of directors may be fixed, from time to time, by the affirmative vote of a majority of the entire Board of Directors or by action of the stockholders of the Corporation. Any decrease in the number of directors shall be effective at the time of the next succeeding annual meeting of stockholders unless there shall be vacancies in the Board of Directors, in which case such decrease may become effective at any time prior to the next succeeding annual meeting to the extent of the number of such vacancies. Directors need not be stockholders. Except as otherwise provided by statute or these By-Laws, the directors (other than members of the initial Board of Directors) shall be elected at the annual meeting of stockholders. Each director shall hold office until his successor shall have been elected and qualified, or until his death, or until he shall have resigned, or have been removed, as hereinafter provided in these By-Laws.
          SECTION 3. Place of Meetings. Meetings of the Board of Directors shall be held at such place or places, within or without the State of Delaware, as the Board of Directors may from time to time determine or as shall be specified in the notice of any such meeting.
          SECTION 4. Annual Meeting. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such other time or place (within or without the State of Delaware) as shall be specified in a notice thereof given as hereinafter provided in Section 7 of this Article III.
          SECTION 5. Regular Meetings. Regular meetings of the Board of Directors shall be held at such time and place as the Board of Directors may fix. If any day fixed for a regular meeting shall be a legal holiday at the place where the meeting is to be held, then the meeting which would otherwise be held on that day shall be held at the same hour on the next succeeding business day. Notice of regular meetings of the Board of Directors need not be given except as otherwise required by statute or these By-Laws.
          SECTION 6. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, if one shall have been elected, or by two or more directors of the Corporation or by the President.
          SECTION 7. Notice of Meetings. Notice of each special meeting of the Board of Directors (and of each regular meeting for which notice shall be required) shall be given by the Secretary as hereinafter provided in this Section 7, in which notice shall be stated the time and place of the meeting. Except as otherwise required by these By-Laws, such notice need not state the purposes of such meeting. Notice of each such meeting shall be mailed, postage prepaid, to each director, addressed to him at his residence or usual place of business, by first class mail, at least two days before the day on which such meeting is to be held, or shall be sent addressed to him at such place by telegraph, cable, telex, telecopier or other similar means, or be delivered to him personally or be given to him by telephone or other similar means, at least twenty-four hours before the time at which such meeting is to be held. Notice of any such meeting need not be given to any director who shall, either before or after the meeting, submit a signed waiver of notice or who shall attend such meeting, except when he shall attend for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
          SECTION 8. Quorum and Manner of Acting. A majority of the entire Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and, except as otherwise expressly required by statute or the Certificate of Incorporation or these By-Laws, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum at any meeting of the Board of Directors, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of the time and place of any such adjourned meeting shall be given to all of the directors unless such time and place were announced at the meeting at which the adjournment was taken, in which case such notice shall only be given to the directors who were not present thereat. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called. The directors shall act only as a Board and the individual directors shall have no power as such.
          SECTION 9. Organization. At each meeting of the Board of Directors, the Chairman of the Board, if one shall have been elected, or, in the absence of the Chairman of the Board or if one shall not have been elected, the President (or, in his absence, another director chosen by a majority of the directors present) shall act as chairman of the meeting and preside thereat. The Secretary or, in his absence, any person appointed by the chairman shall act as secretary of the meeting and keep the minutes thereof.
          SECTION 10. Resignations. Any director of the Corporation may resign at any time by giving written notice of his resignation to the Corporation. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
          SECTION 11. Vacancies. Any vacancy in the Board of Directors, whether arising from death, resignation, removal (with or without cause), an increase in the number of directors or any other cause, may be filled by the vote of a majority of the directors then in office, though less than a quorum, or by the sole remaining director or by the stockholders at the next annual meeting thereof or at a special meeting thereof. Each director so elected shall hold office until his successor shall have been elected and qualified.
          SECTION 12. Removal of Directors. A director of the Corporation may only be removed from office for cause by action of the holders of a majority of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote at an election of directors.
          SECTION 13. Compensation. The Board of Directors shall have authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.
          SECTION 14. Committees. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, including an executive committee, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Except to the extent restricted by statute or the Certificate of Incorporation, each such committee, to the extent provided in the resolution creating it, shall have and may exercise all the powers and authority of the Board of Directors and may authorize the seal of the Corporation to be affixed to all papers which require it. Each such committee shall serve at the pleasure of the Board of Directors and have such name as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors.
          SECTION 15. Action by Consent. Unless restricted by the Certificate of Incorporation, any action required or permitted to be taken by the Board of Directors or any, committee thereof may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Board of Directors or such committee, as the case may be.
          SECTION 16. Telephonic Meeting. Unless restricted by the Certificate of Incorporation, any one or more members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.
ARTICLE IV
Officers
          SECTION 1. Number and Qualifications. The officers of the Corporation shall be elected by the Board of Directors and shall include the President and the Secretary. If the Board of Directors wishes, it either may also elect as an officer of the Corporation a Chairman of the Board and may elect other officers (including one or more Vice Presidents, a Treasurer, one or more Assistant Treasurers and one or more Assistant Secretaries) as may be necessary or desirable for the business of the Corporation. Any two or more offices may be held by the same person, and no officer except the Chairman of the Board need be a director. Each officer shall hold office until his successor shall have been duly elected and shall have qualified, or until his death, or until he shall have resigned or have been removed, as hereinafter provided in these By-Laws.
          SECTION 2. Resignations. Any officer of the Corporation may resign at any time by giving written notice of his resignation to the Corporation. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon receipt. Unless otherwise specified therein, the acceptance of any such resignation shall not be necessary to make it effective.

          SECTION 3. Removal. Any officer of the Corporation may be removed, either with or without cause, at any time, by the Board of Directors at any meeting thereof.
          SECTION 4. Chairman of the Board. The Chairman of the Board, if one shall have been elected, shall be a member of the Board, an officer of the Corporation and, if present, shall preside at each meeting of the Board of Directors or the stockholders. He shall advise and counsel with the President, and in his absence with other executives of the Corporation, and shall perform such other duties as may from time to time be assigned to him by the Board of Directors.
          SECTION 5. The President. The President shall be the chief executive officer of the Corporation. He shall, in the absence of the Chairman of the Board or if a Chairman of the Board shall not have been elected, preside at each meeting of the Board of Directors or the stockholders. He shall perform all duties incident to the office of President and chief executive officer and such other duties as may from time to time be assigned to him by the Board of Directors.
          SECTION 6. Vice-President. Each Vice-President, if any, shall perform all such duties as from time to time may be assigned to him by the Board of Directors or the President. At the request of the President or in his absence or in the event of his inability or refusal to act, the Vice-President, or if there shall be more than one, the Vice-Presidents in the order determined by the Board of Directors (or if there be no such determination, then the Vice-Presidents in the order of their election), shall perform the duties of the President, and, when so acting, shall have the powers of and be subject to the restrictions placed upon the President in respect of the performance of such duties.
          SECTION 7. Treasurer. The Treasurer, if any, shall
     (a) have charge and custody of, and be responsible for, all the funds and securities of the Corporation;
     (b) keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation;
     (c) deposit all moneys and other valuables to the credit of the Corporation in such depositories as may be designated by the Board of Directors or pursuant to its direction;
     (d) receive, and give receipts for, moneys due and payable to the Corporation from any source whatsoever;
     (e) disburse the funds of the Corporation and supervise the investments of its funds, taking proper vouchers therefor;
     (f) render to the Board of Directors, whenever the Board of Directors may require, an account of the financial condition of the Corporation; and

     (g) in general, perform all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Board of Directors.
SECTION 8. Secretary. The Secretary shall
     (a) keep or cause to be kept in one or more books provided for the purpose, the minutes of all meetings of the Board of Directors, the committees of the Board of Directors and the stockholders;
     (b) see that all notices are duly given in accordance with the provisions of these By-Laws and as required by law;
     (c) be custodian of the records and the seal of the Corporation and affix and attest the seal to all certificates for shares of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal;
     (d) see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and
     (e) in general, perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board of Directors.
          SECTION 9. The Assistant Treasurer. The Assistant Treasurer, if any, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of his inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties as from time to time may be assigned by the Board of Directors.
          SECTION 10. The Assistant Secretary. The Assistant Secretary, if any, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), shall, in the absence of the Secretary or in the event of his inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties as from time to time may be assigned by the Board of Directors.
          SECTION 11. Officers’ Bonds or Other Security. If required by the Board of Directors, any officer of the Corporation shall give a bond or other security for the faithful performance of his duties, in such amount and with such surety as the Board of Directors may require.
          SECTION 12. Compensation. The compensation of the officers of the Corporation for their services as such officers shall be fixed from time to time by the Board of

Directors. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he is also a director of the Corporation.
ARTICLE V
Stock Certificates and Their Transfer
          SECTION 1. Stock Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate, signed by, or in the name of the Corporation by, the Chairman of the Board or the President or a Vice-President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restriction of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the General Corporation Law of the State of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
          SECTION 2. Facsimile Signatures. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.
          SECTION 3. Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his legal representative, to give the Corporation a bond in such sum as it may direct sufficient to indemnify it against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.
          SECTION 4. Transfers of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its records; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer. Whenever any transfer of stock shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of transfer if, when the certificates are presented to the Corporation for transfer, both the transferor and the transferee request the Corporation to do so.
          SECTION 5. Transfer Agents and Registrars. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.
          SECTION 6. Regulations. The Board of Directors may make such additional rules and regulations, not inconsistent with these By-Laws, as it may deem expedient concerning the issue, transfer and registration of certificates for shares of stock of the Corporation
          SECTION 7. Fixing the Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting
          SECTION 8. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments a person registered on its records as the owner of shares of stock, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
ARTICLE VI
Indemnification of Directors and Officers
          SECTION 1. General. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
          SECTION 2. Derivative Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
          SECTION 3. Indemnification in Certain Cases. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article VI, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
          SECTION 4. Procedure. Any indemnification under Sections 1 and 2 of this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such Sections 1 and 2. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.
          SECTION 5. Advances for Expenses. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VI.
          SECTION 6. Rights Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office,
          SECTION 7. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VI.
          SECTION 8. Definition of Corporation. For the purposes of this Article VI, references to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.
          SECTION 9. Survival of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to this Article VI shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
ARTICLE VII
General Provisions
          SECTION 1. Dividends. Subject to the provisions of statute and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting. Dividends may be paid in cash, in property or in shares of stock of the Corporation, unless otherwise provided by statute or the Certificate of Incorporation.
          SECTION 2. Reserves. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors may, from time to time, in its absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors may think conducive to the interests of the Corporation. The Board of Directors may modify or abolish any such reserves in the manner in which it was created.
          SECTION 3. Seal. The seal of the Corporation shall be in such form as shall be approved by the Board of Directors.
          SECTION 4. Fiscal Year. The fiscal year of the Corporation shall be fixed, and once fixed, may thereafter be changed, by resolution of the Board of Directors.

          SECTION 5. Checks, Notes, Drafts, Etc. All checks, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by such officer, officers, person or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.
          SECTION 6. Execution of Contracts, Deeds, Etc. The Board of Directors may authorize any officer or officers, agent or agents, in the name and on behalf of the Corporation to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.
          SECTION 7. Voting of Stock in Other Corporations. Unless otherwise provided by resolution of the Board of Directors, the Chairman of the Board or the President, from time to time, may (or may appoint one or more attorneys or agents to) cast the votes which the Corporation may be entitled to cast as a shareholder or otherwise in any other corporation, any of whose shares or securities may be held by the Corporation, at meetings of the holders of the shares or other securities of such other corporation. In the event one or more attorneys or agents are appointed, the Chairman of the Board or the President may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent. The Chairman of the Board or the President may, or may instruct the attorneys or agents appointed to, execute or cause to be executed in the name and on behalf of the Corporation and under its seal or otherwise, such written proxies, consents, waivers or other instruments as may be necessary or proper in the circumstances.
ARTICLE VIII
Amendments
     These By-Laws may be amended or repealed or new by-laws adopted (a) by action of the stockholders entitled to vote thereon at any annual or special meeting of stockholders or (b) by action of the Board of Directors at a regular or special meeting thereof. Any by-law made by the Board of Directors may be amended or repealed by action of the stockholders at any annual or special meeting of stockholders.